<DOCUMENT>
<TYPE>NT 10-K
<SEQUENCE>1
<FILENAME>dnt10k.txt
<DESCRIPTION>NOTIFICATION OF LATE FILING FORM 10-K
<TEXT>

Form 12b-25                                                          Page 1 of 3

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SEC 1344
(7-2000)    Persons who potentially are to respond to the collection of
Previous    information contained in this form are not required to respond
versions    unless the form displays a currently valid OMB control number.
obsolete
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                   UNITED STATES                       -------------------------
        SECURITIES AND EXCHANGE COMMISSION                   OMB APPROVAL
              Washington, D.C. 20549                   -------------------------
                                                        OMB Number: 3235-0058
                    FORM 12b-25                        -------------------------
                                                       Expires: January 31, 2002
            NOTIFICATION OF LATE FILING                -------------------------
                                                       Estimated average burden
                                                       hours per response.. 2.50
                                                       -------------------------

                                                       -------------------------
                                                       SEC FILE NUMBER
                                                       -------------------------
                                                       CUSIP NUMBER
                                                       -------------------------
(Check One): [X] Form 10-K [_] Form 20-F
[_] Form 11-K [_] Form 10-Q [_] Form N-SAR

For Period Ended: December 31, 2003
                  -----------------
[_] Transition Report on Form 10-K
[_] Transition Report on Form 20-F
[_] Transition Report on Form 11-K
[_] Transition Report on Form 10-Q
[_] Transition Report on Form N-SAR
For the Transition Period Ended: _______________

================================================================================
 Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
================================================================================

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________
PART I -- REGISTRANT INFORMATION

EARTHFIRST TECHNOLOGIES, INCORPORATED
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Full Name of Registrant

________________________________________________________________________________
Former Name if Applicable

525 WEST LEMON STREET
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Address of Principal Executive Office (Street and Number)

TAMPA, FLORIDA 33609
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]            (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
               (b) The subject annual report, semi-annual report, transition
[X]            report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth
               (c) The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,
N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

Part III - Narrative

The Company requires additional time to incorporate the required disclosures for specific transactions that occurred during the quarter ended September 31, 2003.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    John Stanton               813                   238-5010
-----------------        ---------------        -------------------
      (Name)               (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of
1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [_] No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                     EARTHFIRST TECHNOLOGIES, INCORPORATED
                   ----------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

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                                                                     Page 3 of 3

Date  March 31, 2004         By  John Stanton, Chief Executive Officer
     -------------------      --------------------------------------------------

INSTRUCTION: The form may be signed by an executive officer of the registrant of by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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